SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20059



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                                 Amendment No. 19





NAME OF ISSUER: Weis Markets, Inc.



TITLE OF CLASS OF SECURITIES: Weis Markets, Inc. Common Stock



CUSIP NUMBER: 948849-104


Check the following box if a fee is being paid with this statement: [  ]

CUSIP NO. 948849-104


	(1)	Names of Reporting Persons			       ROBERT F. WEIS
		   55 or IRS Identification Nos.			    SS# ###-##-####
		   of Above Persons
----------------------------------------------------------------------------
	(2)	Check the Appropriate Box			        (a)
		   if a Member of a Group
 	   (See instructions)	                 (b)          	X
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	(3)	SEC Use Only
----------------------------------------------------------------------------
	(4)	Citizenship or Place		                  				United States
		   of Organization
----------------------------------------------------------------------------
 Number of Shares	          (5) Sole Voting	        12,773,033
	Beneficially Owned	            Power
	Owned by Each				          ------------------------------------------------
	Reporting Person	          (6) Shared Voting              -0-
	With:	                         Power
					                       ------------------------------------------------
                          		(7) Sole Dispositive    12,773,033
                        		      Power
                            ------------------------------------------------
                          		(8) Shares Dispositive	        -0-
		                              Power
----------------------------------------------------------------------------
	(9)	Aggregate Amount Beneficially	                 12,773,033
   		Owned by Each Reporting Person
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	(10)Check if the Aggregate Amount
    	in Row (9) Excludes Certain	                         N/A
		   Shares (See Instructions)
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	(11)Percent of Class Represented                       30.6%
    	by Amount in Row (9)
---------------------------------------------------------------------------
	(12)Type of Reporting Person                    	 INDIVIDUAL
    	(See Instructions)
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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                              SCHEDULE l3G

             (Under the Securities and Exchange Act of 1934)


	Item 1(a) Name of Issuer:	                Weis Markets, Inc.

	Item 1(b)	Address of Issuer's Principal	  1000 South Second Street
           Executive Offices:              P.O. Box 471
                                         		Sunbury, PA 17801-0471

	Item 2(a)	Name of Person Filing:         	ROBERT F. WEIS

	Item 2(b)	Address of Principal Business	  1100 Greenough Street
		         Office, or if None, Residence:	 Sunbury, PA 17801

	Item 2(c)	Citizenship:	                   United States

	Item 2(d)	Title of Class of Securities	   Weis Markets, Inc. Common Stock

	Item 2(e)	CUSIP Number:	                  948849-104

	Item 3	See Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

		BK	=	Bank as defined in Section 3(a) (6) of the Act.

		IV	=	Insurance Company registered under Section 8 of the Investment Company
       Act

		IA	=	Investment Advisor registered under Section 203 of the Investment
       Advisers Act of 1940

		EP	=	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
       Fund; see Section 240. 13-d(1)(b) (1)(ii)(F)

		HC	=	Parent Holding Company, in accordance with Section 240.13-d(1)(b)(1)
       (ii)(G)

	Item 4	Ownership:

		See Items 5 through 9 and 11 of cover page(s) as to each reporting person.

	Item 5	 Ownership of Five Percent or Less of a Class:		    N/A

	Item 6	 Ownership of More than Five Percent on
      		 Behalf of Another Person:				                      N/A

	Item 7	 Identification and Classification of the
	        Subsidiary Which Acquired the Security Being
 		      Reported by the Parent Holding Company:		          N/A

	Item 8 	Identification and Classification of Members
		       of the Group:				                                  N/A

	Item 9 	Notice of Dissolution of Group:				                N/A

	Item 10	Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:	February 2, 1998                          Robert F. Weis
       ----------------                         -----------------------
                                           						Robert F. Weis